SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (date of earliest event reported)  June 1, 2001
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                            Empire of Carolina, Inc.
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             (Exact name of registrant as specified in its charter)



                                    Delaware
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                 (State or other jurisdiction of incorporation)



         1-7909                                          13-2999480
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 (Commission File Number)                      (IRS Employer Identification No.)


          4731 West Atlantic Avenue, Suite B-1, Delray Beach, FL 33445 (Address of principal executive offices, including Zip Code)



Registrant's telephone number, including area code       (561) 498-4000
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          (Former name or former address, if changed since last report)

Item 5.  Other Events
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         Empire of Carolina, Inc. and two of its subsidiaries, Empire
Industries, Inc. and Empire Toys (HK), Ltd., have entered into an agreement providing for the sale of substantially all of the Company's toy operations, including assignment of various licenses, intellectual property, executory contracts and existing inventory. The proposed purchaser is Alpha International, Inc. The purchase price for the assets is $5 million paid in cash to the Company and the assumption by purchaser of certain related liabilities in an amount equal to approximately $1.5 million. In connection with the sale, the Company will assign to the purchaser substantially all of its toy products and product lines, unfilled purchase orders, rights in and to the name "Empire" with respect to the toy product lines, rights in and to the intellectual and industrial property with respect to the toy lines, all tooling, molds and equipment used in the design, engineering or manufacture of the toy lines, all executory contracts and licenses in connection with the toy lines, all pre- and post-petition litigation claims connected with the toy lines, all toy lines' inventory located in the United States and Hong Kong and all of its right, title and interest in the capital stock of Empire Toys (HK), Ltd.

         As a condition of closing, the purchaser is required to provide substitute cash collateral or substitute letters of credit acceptable to the creditors and vendors of Empire Toys (HK), Ltd. in replacement of Empire Toys
(HK)'s existing $3,000,000 (HKD) credit facility, which existing credit facility will be terminated at closing. This credit facility is secured by a letter of credit with the face amount of $3,000,000 (HKD) (the "Bank LC") provided by LaSalle National Bank, N.A. (the "Bank"). Should the purchaser fail to provide the substitute cash collateral or letter of credit, the Bank may terminate the Bank LC without continuing liability to the Bank and without any draw down of the Bank LC. After which, the purchase price shall be increased by the face amount of the Bank LC and such excess portion of the purchase price shall be delivered by the Company to the Bank at closing in order to secure the Bank's continuing liability under the Bank LC.

         On June 1, 2001, the sale was preliminarily approved by the U.S. Bankruptcy Court contingent upon receipt of higher bids. The Court approved a break up fee not to exceed $100,000 to be paid to the purchaser in the event the purchaser is not the highest bidder for the assets and has paid a deposit to the Company as set forth in the Asset Purchase Agreement. The Court has set a final sale hearing for June 27, 2001, at which time, if no higher bids are received, the sale will be finally approved. A copy of the Notice is Sale is filed herewith as Exhibit 99.1.

         The Company and Empire Industries, Inc. filed for reorganization under Chapter 11 on November 17, 2000 and have continued operations on a debtor-in-possession basis. Empire Toys (HK), Ltd. has not filed for relief in the U.S. Bankruptcy Court.

Item 7.  Financial Statements, Pro Forma Financials and Exhibits
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(c)      Exhibits

      Exhibit Number                      Description
      --------------                      -----------

            99.1 Notice of Sale filed with the U.S. Bankruptcy Court, Southern District of Florida, West Palm Beach Division, dated June 1, 2001.

            99.2 Form of Asset Purchase Agreement dated June 1, 2001, Empire of Carolina, Inc., Empire Industries, Inc. and Empire Toys (HK), Ltd., as Sellers and Alpha International, Inc. as Purchaser.

            99.3        Press Release dated June 5, 2001.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              EMPIRE OF CAROLINA, INC.

                              By:/s/James J. PInto
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                                 James J. Pinto,  Acting Chief  Executive
Dated:  June 5, 2001.            Officer, Director and member of the
                                 Executive Committee